UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Stewart Information Services Corporation
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.
☐	Fee computed on table per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY MATERIALS

SUBJECT TO COMPLETION, DATED AUGUST 16, 2016

STEWART INFORMATION SERVICES CORPORATION

REVOCATION SOLICITATION STATEMENT
OF STEWART INFORMATION SERVICES CORPORATION
IN RESPONSE TO A SOLICITATION OF WRITTEN REQUESTS FOR SPECIAL MEETING
BY FOUNDATION ASSET MANAGEMENT, LP

August [•], 2016

This Revocation Solicitation Statement (this “Revocation Solicitation Statement”) and the accompanying WHITE revocation card (the “WHITE Revocation Card”) are being furnished by Stewart Information Services Corporation, a Delaware corporation (“we,” the “Company” or “Stewart”), to the holders of outstanding shares of our common stock in connection with the solicitation of green written request cards (“Written Requests”) by Foundation Asset Management, LP and certain affiliated entities and persons (collectively, “Foundation”). For purposes of this Revocation Solicitation Statement, all references herein to the Written Requests being solicited by Foundation shall be deemed to include any associated proxies being solicited by Foundation. This Revocation Solicitation Statement and the enclosed WHITE Revocation Card are first being mailed to shareholders on or about August [•], 2016.

As you may be aware, Foundation is a shareholder of the Company and, as of July 28, 2016, only owned approximately 5.6% of the Company’s common stock. Over the last two years, Foundation has nominated two directors on the Board of Directors of the Company (the “Board”) and made repeated public statements urging the Board to engage in an immediate sale of the Company. Most recently, Foundation filed a Schedule 14A (the “Foundation Consent Solicitation”) with the United States Securities and Exchange Commission (the “SEC”) pursuant to which Foundation is seeking your written consent to call a special meeting of the shareholders of the Company.

After careful consideration and consultation with its independent financial and legal advisors, the Board has determined by a six to three vote that a special meeting does not serve the interests of the Company’s shareholders. If Foundation is able to call a special meeting and elect its nominees to the Board, the Foundation Consent Solicitation could empower a single shareholder owning approximately 5.6% of the Company’s stock with an outsized influence over the direction of the Company, given that Foundation selected, and the Board agreed to nominate, two members of the current Board pursuant to a nomination and standstill agreement entered into on February 12, 2014. Additionally, as Foundation is well aware, the Board is contractually obligated under the recapitalization plan approved by the shareholders at the 2016 annual meeting to nominate, recommend and solicit in favor of the two directors Foundation seeks to remove at each of the 2017 and 2018 annual meetings, making Foundation’s call for a special meeting all the more purposeless and unnecessary at this time.

Rather than put forward its proposals at the Company’s 2017 annual meeting of shareholders, which is customarily held in the spring of the calendar year, Foundation is now soliciting your written request to demand a special meeting of the Company’s shareholders, to consider and vote upon a number of proposals put forth by Foundation, including (i) to repeal certain bylaws of the Company, (ii) to remove Malcolm S. Morris and Stewart Morris, Jr., (iii) to amend bylaws of the Company such that that any vacancies on the Board resulting from the removal of directors by the shareholders of the Company shall be filled exclusively by the shareholders of the Company, and (iv) to elect two directors hand-picked by Foundation, Ernest D. Smith and Roslyn B. Payne, to the Board (collectively, the “Foundation Proposals”).

Under the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Third Amended and Restated Bylaws of the Company (the “Bylaws”), the calling of a shareholder-requested special meeting will require the valid and unrevoked written requests of record holders, including Foundation, of at least twenty-five percent (25%) of the outstanding shares of common stock, subject to and in compliance with our Charter and Bylaws.

As of August 1, 2016, there were 23,820,902 outstanding shares of common stock. Based on the number of shares outstanding on August 1, 2016, in order to request the special meeting in accordance with the Bylaws, Foundation would need to validly deliver to the Company pursuant to our Bylaws, executed and unrevoked Written Requests from holders of approximately 5,955,226 shares of common stock, including the 1,310,850 shares purported to be

i

owned by Foundation (as of July 28, 2016). The actual number of shares of our common stock for which executed and unrevoked Written Requests will need to be received in order to request a special meeting will depend on the number of shares that are outstanding at the time Written Requests representing valid and unrevoked Written Requests of holders of at least twenty-five percent (25%) of the outstanding shares of common stock are delivered to the Company pursuant to our Bylaws.

As of August 1, 2016 our directors and executive officers collectively beneficially own 1,018,698 shares of common stock, representing approximately 4.28% of the outstanding shares of common stock. Our directors and executive officers will make their own decisions as shareholders whether to deliver any Written Request with respect to any of their shares of common stock.

For additional information regarding the mechanics of the consent solicitation, see “The Special Meeting Request Procedure—Effectiveness of Written Requests.”

THE BOARD HAS DETERMINED BY A SIX TO THREE VOTE THAT THE FOUNDATION CONSENT SOLICITATION IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND STRONGLY OPPOSES THE SOLICITATION OF WRITTEN REQUESTS BY FOUNDATION. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU DO NOT SIGN ANY GREEN WRITTEN REQUEST CARD SENT TO YOU BY FOUNDATION. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED FOUNDATION’S GREEN WRITTEN REQUEST CARD, YOU MAY ELECT AGAINST THE CALLING OF A SPECIAL MEETING, AND YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST TO CALL A SPECIAL MEETING, IF YOU SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD USING THE POSTAGE-PAID ENVELOPE PROVIDED AT ANY TIME PRIOR TO THE DATE OF ANY SHAREHOLDER-CALLED SPECIAL MEETING.

If you have questions or need assistance revoking your Written Request for your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), toll-free at 1-888-750-5834.

ii

QUESTIONS AND ANSWERS ABOUT THIS REVOCATION SOLICITATION STATEMENT	1
DESCRIPTION OF THE FOUNDATION PROPOSALS	3
BACKGROUND OF THE SOLICITATION	4
RECOMMENDATION OF THE COMPANY’S BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION	8
THE SPECIAL MEETING REQUEST PROCEDURE	12
Voting Securities	12
Effectiveness of Green Written Request Cards	12
Effect of WHITE Revocation Card	12
Results of Solicitation	13
APPRAISAL RIGHTS	13
CERTAIN AGREEMENTS	13
SOLICITATION OF REVOCATIONS	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
HOUSEHOLDING	17
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING	17
FORWARD-LOOKING STATEMENTS	17
WHERE YOU CAN FIND MORE INFORMATION	19
Annex A	A-1

iii

QUESTIONS AND ANSWERS ABOUT THIS REVOCATION SOLICITATION STATEMENT

Why am I receiving this Revocation Solicitation Statement?

Foundation recently filed the Foundation Consent Solicitation pursuant to which it is seeking to require the Company to call a special meeting of shareholders to vote upon a number of proposals that Foundation has selected. At the proposed special meeting, Foundation expects the Company’s shareholders to consider and vote upon the proposals described under “Description of the Foundation Proposals.” The Board believes that the calling of a special meeting at this time is inappropriate, disruptive and contrary to the interests of the Company’s shareholders, see the Board’s recommendation under “Recommendation of the Company’s Board of Directors and Reasons for the Recommendation.”

You are receiving this Revocation Solicitation Statement as a shareholder of the Company as of the date of this Revocation Solicitation Statement. As further described below, you should sign, date and deliver the enclosed WHITE Revocation Card, by mail in the event you desire to:

1.	Revoke any Written Request that you may have delivered or caused to be delivered to request that we call a special meeting; or
2.	Communicate that you do not believe a special meeting is necessary or express your opposition to a special meeting, even if you have not already submitted a Written Request.

Who is making this solicitation?

The Company is making this solicitation.

Should I oppose Foundation’s efforts to call a special meeting?

The Board believes that, through the Foundation Consent Solicitation, Foundation is seeking to seize control of the Board by removing directors elected by the shareholders and replacing them with two directors hand-picked by Foundation in addition to the two directors hand-picked by Foundation who currently serve on the Board. If Foundation is able to call a special meeting and elect its nominees to the Board, the Foundation Consent Solicitation could empower a single shareholder owning approximately 5.6% of the Company’s stock with an outsized influence over the direction of the Company. Rather than submitting its nominees and proposals for consideration at the Company’s 2017 annual meeting of shareholders, which is customarily held in the spring of the calendar year, Foundation has instead chosen to engage the Company in a costly and disruptive campaign for a special meeting. Additionally, as Foundation is well aware, the Board is contractually obligated under a recapitalization plan approved by the shareholders at the Company’s 2016 annual meeting to nominate, recommend and solicit in favor of the two directors Foundation seeks to remove at each of the 2017 and 2018 annual meetings, making Foundation’s call for a special meeting all the more purposeless and unnecessary at this time.

Furthermore, as an opportunistic investor, Foundation has specific interests that are not aligned with the Company’s other shareholders. As recently as August 12, 2015, when the Company’s shares were trading in the range of approximately $40 per share, Foundation requested that the Company repurchase a significant block of Foundation’s shares in an attempt to reduce its long-term investment in the Company. Foundation has demanded that the Board rush to engage in a fire sale at a time when the Company’s earnings have improved by 38% compared to the same period a year ago, and the Board continues to implement a strategic vision for the Company that it believes will deliver long-term value to all the Company’s shareholders. Other than demanding a sale of the Company and a change in composition of the Company’s management, Foundation has articulated no concrete plan for the Company’s future strategic direction that will benefit any of the Company’s shareholders other than Foundation. Indeed, even in Foundation’s public statements urging the Board to pursue a public auction process, Foundation has given scant attention to the significant costs and risks of such a public sale.

The Board, by a six to three vote, opposes the call for a special meeting and urges you NOT to sign any green Written Request card sent to you by Foundation.

What are you asking me to do?

The Board has determined by a six to three vote that the Foundation Consent Solicitation is contrary to the best interests of the Company and its shareholders, and opposes the solicitation of Written Request cards by Foundation. Accordingly, the Board recommends that you do not sign any green Written Request card sent to you by Foundation. Whether or not you have previously executed Foundation’s green Written Request card, you may elect against the calling of a special meeting if you sign, date and return the enclosed WHITE Revocation Card in the postage-paid envelope provided.

If I have already delivered a Written Request, is it too late for me to change my mind?

No. You have the right to revoke your Written Request at any time prior to the date of any shareholder-requested special meeting by signing, dating and delivering a WHITE Revocation Card in the postage-paid envelope provided.

When will the Written Requests become effective?

Under our Charter and Bylaws, the Written Requests will become effective if valid and unrevoked Written Requests of the holders of at least 25% of the outstanding shares of common stock are delivered to the Corporate Secretary of Foundation in the form and manner required by, and in compliance with, our Charter and Bylaws.

What happens if I do nothing?

If you do not send in any green Written Request card that Foundation may send you and you do not return the enclosed WHITE Revocation Card, you will effectively be voting AGAINST Foundation’s attempt to hold a special meeting.

Does the revocation have any effect on matters other than the Written Request?

No. We are seeking revocations only for the Written Request related to the calling of the special meeting. We are not currently seeking your proxy, vote, consent or authorization with respect to any other matter.

Whom should I call if I have questions about the solicitation?

501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders call toll-free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833

DESCRIPTION OF THE FOUNDATION PROPOSALS

As set forth in the Foundation Consent Solicitation and related materials filed with the SEC, Foundation is soliciting your Written Request to call a special meeting of the Company’s shareholders, at which it expects to present the following matters for a shareholder vote:

Proposal 1:	RESOLVED, that any provision of the Bylaws in effect at the time of the special meeting, including any amendments thereto, which were not included in the Third Amended and Restated Bylaws of the Company that were in effect as of April 27, 2016, and were filed with the Securities and Exchange Commission on April 28, 2016, be and are hereby repealed.
Proposal 2:	RESOLVED, that Malcolm S. Morris and Stewart Morris, Jr. as directors of the Company, as well as any person or persons elected or appointed to the Board without shareholder approval after July 28, 2016, and up to and including the date of the special meeting, be and hereby are removed, without cause, from office as directors of the Company.
Proposal 3:	RESOLVED, that Article II, Section 3.3 of the Bylaws be, and hereby is, amended to provide that any vacancies on the Board resulting from the removal of directors by the shareholders of the Company shall be filled exclusively by the shareholders of the Company.
Proposal 4:	RESOLVED, that the shareholders of the Company hereby request that the Board elect Ernest D. Smith and Roslyn B. Payne to serve as directors of the Company, contingent on Proposal 1 being passed.

BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to the current solicitation:

In March of 2013, Foundation made its initial investment in the Company.

On December 4, 2013, Foundation filed a Schedule 13D with the SEC (the “Schedule 13D”) disclosing Foundation’s aggregate beneficial ownership of 1,216,889 shares, or 5.7%, of our common stock. According to the Schedule 13D, Foundation acquired its shares of common stock for investment purposes and in its ordinary course of business.

On January 16, 2014, Foundation filed an amendment to its Schedule 13D disclosing an increase in its ownership of our common stock. Pursuant to such amended Schedule 13D, Foundation disclosed an aggregate beneficial ownership of 1,488,735 shares, or 6.9%, of our common stock.

On January 21, 2014, Foundation and Engine Capital, L.P. and certain of its affiliates (collectively, the “Foundation Group”) announced the formation of a “group.”

On February 12, 2014, the Company entered into a nomination and standstill agreement (the “2014 Agreement”) with the Foundation Group, pertaining to, among other things, the nomination of directors for election to the Board at the Company’s 2014 annual meeting of shareholders. Pursuant to the 2014 Agreement, the Board nominated two individuals selected by the Foundation Group, Arnaud Ajdler and Glenn C. Christenson, for election as independent directors at the Company’s 2014 annual meeting of shareholders. The 2014 Agreement terminated pursuant to its terms on February 2, 2015.

On February 14, 2014, the Foundation Group filed an amendment to its Schedule 13D disclosing the 2014 Agreement and stating that, following the filing of such amended Schedule 13D, Engine Capital, L.P. and certain of its affiliates, including Mr. Ajdler, would cease to be part of the “group” with Foundation.

At the Company’s 2014 annual meeting of shareholders, held on May 2, 2014, the Company’s shareholders elected Messrs. Ajdler and Christenson to the Board.

On July 3, 2014, Foundation filed an amendment to its Schedule 13D disclosing, among other things, an aggregate beneficial ownership of 1,617,666, or 7.5%, of our common stock.

On February 6, 2015, Foundation wrote a letter to Messrs. Ajdler and Christenson, the two directors hand-picked by the Foundation Group and nominated by the Board for election as directors pursuant to the 2014 Agreement, inviting both directors to join a possible Foundation slate of nominees for election as directors at the Company’s 2015 annual meeting of shareholders. The letter advised Messrs. Ajdler and Christenson that Foundation would not object to their service on both the Company’s and Foundation’s slates for the Company’s 2015 annual meeting of shareholders.

In early February of 2015, the Company informed Messrs. Ajdler and Christenson that the Board was inclined to re-nominate each of them for election as directors at the Company’s 2015 annual meeting of shareholders but was not so inclined if they were also included as nominees on any competing slate of directors put forth by Foundation. Messrs. Ajdler and Christenson both agreed not to be nominated on any competing slate of directors that might be put forth by Foundation and agreed to be re-nominated on the Company’s slate of directors for the Company’s 2015 annual meeting of shareholders.

The Company did not receive a nomination notice from Foundation by the February 15, 2015, the deadline for shareholder nominations of directors for election at the Company’s 2015 annual meeting of shareholders.

On February 12, 2015, a significant shareholder advised the Company that it intended to nominate five individuals, including current director James Chadwick, for election as directors at the Company’s 2015 annual meeting of shareholders and to present a proposal recommending that the Board submit a proposal to shareholders to cause the Company’s Class B common stock, par value $1.00 per share (the “Class B Stock”), to be converted into common shares.

On March 12, 2015, Foundation delivered a letter to the Board in which Foundation expressed its belief that there was tremendous value that could be unlocked at the Company, but that further change to the composition of the Board was warranted in order to improve the Company’s poor operational performance and accountability as well as its troubling corporate governance practices, including its then-existing dual-class capital structure. On the same date, Foundation publicly filed a copy of its letter to the Board in an amendment to its Schedule 13D, pursuant to which Foundation also disclosed an aggregate beneficial ownership of 1,707,225, or 7.3%, of our common stock.

Following discussions with representatives of the shareholder that notified the Company of its intent to nominate five individuals for election as directors at the Company’s 2015 annual meeting of shareholders, on March 26, 2015, the Company entered into a settlement agreement with such shareholder and certain of its affiliates (the “2015 Agreement”), pertaining to, among other things, the election of directors to the Board at the Company’s 2015 annual meeting of shareholders and the inclusion of a shareholder proposal relating to the conversion of the Company’s Class B Stock into common stock. On March 27, 2015, the Company issued a press release disclosing the 2015 Agreement with such shareholder, and filed the 2015 Agreement and press release as attachments to a Current Report on Form 8-K with the SEC on March 27, 2015. Pursuant to the 2015 Agreement, the Board nominated James Chadwick for election to the Board at the Company’s 2015 annual meeting of shareholders.

Pursuant to the terms of the 2015 Agreement, the Company included an advisory proposal (the “Advisory Proposal”) relating to the elimination of the Company’s dual-class capital structure in the Company’s proxy statement and proxy card for the 2015 annual meeting of shareholders, which the Company filed with the SEC on March 31, 2015.

On March 30, 2015, Foundation filed an amendment to its Schedule 13D, pursuant to which Foundation disclosed its support for both (i) the Company’s 2015 Agreement and (ii) the potential elimination of the Company’s dual-class capital structure. In such amended Schedule 13D, Foundation further disclosed its intention to vote in favor of the Advisory Proposal at the Company’s 2015 annual meeting of shareholders.

At the Company’s 2015 annual meeting of shareholders, held on May 1, 2015, the Company’s shareholders overwhelmingly approved the Advisory Proposal with 91.3% of votes cast.

As recently as August 12, 2015, when the Company’s shares were trading in the range of approximately $40 per share, representatives of Foundation requested that the Company repurchase a significant block of Foundation’s common stock in an attempt to reduce Foundation’s long-term investment in the Company.

On January 26, 2016, as a result of the shareholders’ overwhelming support for the Advisory Proposal and following extensive negotiations, the Company entered into an exchange agreement (the “Exchange Agreement”) with Malcolm S. Morris, Matthew William Morris, Stewart Morris, Jr., Morris Children Heritage Trust and Stewart Security Capital L.P., which collectively constituted all of the holders of the Company’s Class B Stock, relating to the exchange of the Class B Stock for common stock and cash, and pursuant to which the dual-class capital structure of the Company would be eliminated. Pursuant to the Exchange Agreement, the Board agreed, among other things, to nominate Malcolm S. Morris and Stewart Morris, Jr. to stand for election as directors at each of the Company’s 2017 annual meeting of shareholders and 2018 annual meeting of shareholders. On January 27, 2016, the Company publicly disclosed the Exchange Agreement in a Current Report on Form 8-K.

On February 23, 2016, Foundation filed an amendment to its Schedule 13D disclosing a decrease in its ownership of our common stock. Pursuant to such amended Schedule 13D, Foundation disclosed an aggregate beneficial ownership of 1,431,796, or 6.4%, of our common stock.

On April 27, 2016, the Company held its 2016 annual meeting of shareholders, at which time various changes to the Company’s corporate governance and organizational documents were approved, including, but not limited to, (i) eliminating the Company’s dual-class capital structure pursuant to the Exchange Agreement, (ii) eliminating the shareholders’ ability to act by written consent and (iii) enabling shareholders owning at least twenty-five percent (25%) of the Company’s outstanding common stock to call a special meeting. The Company’s shareholders overwhelmingly approved the Exchange Agreement, with 99.7% of the votes cast voting in favor of approving the Exchange Agreement. Pursuant to the Exchange Agreement, the Company agreed to nominate, recommend and solicit in favor of Malcolm S. Morris and Stewart Morris, Jr. as directors for election at each of the Company’s 2017 and 2018 annual meetings of shareholders.

On June 14, 2016, Foundation issued a presentation (the “June 2016 Presentation”) to the Board in which Foundation noted its belief that the Company was undermanaged and was still underperforming its peers after four years of restructuring. In addition, Foundation outlined its belief that the Board could create tremendous value by simultaneously exploring a public sale of the Company and evaluating external Chief Executive Officer (“CEO”) candidates. Foundation filed the June 2016 Presentation in an amendment to its Schedule 13D, pursuant to which Foundation also disclosed an additional decrease in its ownership of our common stock. Pursuant to such amended Schedule 13D, Foundation disclosed an aggregate beneficial ownership of 1,310,850, or 5.6%, of our common stock.

On June 17, 2016, representatives of Foundation engaged in a telephone conversation with Thomas G. Apel, the Chairman of the Board. During such conversation, Foundation reiterated its views described in the June 2016 Presentation and informed Mr. Apel that Foundation was evaluating all opportunities to maximize shareholder value, including potentially calling a special meeting of shareholders, if the Board did not increase its level of urgency to address Foundation’s allegations regarding the Company’s underperformance.

On July 6, 2016, representatives of Foundation engaged in an additional telephone conversation with Mr. Apel. During such conversation, Foundation once again reiterated its message from the June 2016 Presentation and indicated that it was prepared to move forward with a special meeting if necessary in order to address Foundation’s belief that change at the Company was necessary.

On July 28, 2016, Foundation initiated its consent solicitation seeking to call a special meeting by filing a preliminary Foundation Consent Solicitation on Schedule 14A with the SEC. On that same date, the Company issued a press release requesting shareholders not take any action at such time and stating that the Board, in consultation with its financial and legal advisors, was reviewing the Foundation Consent Solicitation.

On August 5, 2016, Foundation filed a revised preliminary Foundation Consent Solicitation on Schedule 14A with the SEC.

On August 7, 2016, the Company and Foundation entered into that certain tolling agreement (the “Tolling Agreement”), pursuant to which such parties agreed, among other things, to use their reasonable best efforts to enter into discussions regarding a potential settlement agreement addressing certain issues raised by Foundation in the Foundation Consent Solicitation. During the term of the Tolling Agreement, (i) each of Foundation and the Company agreed not to file any preliminary, revised preliminary or definitive proxy materials with the SEC, (ii) Foundation agreed not to communicate with the SEC, whether on a confidential basis or otherwise, in an effort to clear any comments that Foundation may receive, or has previously received, from the SEC regarding the Foundation Consent Solicitation and (iii) the Company agreed not to amend, modify or repeal any provision of the Company’s Bylaws in effect as of the date of the Tolling Agreement.

During the week of August 8, 2016, pursuant to the terms of the Tolling Agreement, Mr. Apel held various discussions with representatives of Foundation in an attempt to reach a settlement agreement which would include, among other things, Foundation’s irrevocable withdrawal of the Foundation Preliminary Statement. During such discussions, Mr. Apel, on behalf of the Board, noted that the Board would be receptive to the appointment of two new independent directors to the Board, with one such director to be selected from the two candidates suggested by Foundation in the Foundation Consent Solicitation, Ernest D. Smith and Roslyn B. Payne, and another such director to be identified following a search by a nationally-recognized director search firm. On behalf of the Board, Mr. Apel proposed that the new independent directors would replace two legacy incumbent members of the Board. During such discussions and following various settlement proposals and counter-proposals, Mr. Apel, on behalf of the Board, and representatives of Foundation were unable to reach a mutually acceptable settlement agreement.

On August 12, 2016, Starboard Value LP and certain affiliated entities and persons (collectively, “Starboard”) filed a Schedule 13D with the SEC disclosing Starboard’s aggregate beneficial ownership of 2,315,000 shares, or 9.9%, of our common stock as of July 27, 2016 (the “Starboard Schedule 13D”).

On August 15, 2016, pursuant to the terms of the Tolling Agreement, Foundation notified the Company of its decision to terminate the Tolling Agreement.

On August 16, 2016, the Company filed this preliminary Revocation Solicitation Statement on Schedule 14A in opposition to the Foundation Consent Solicitation.

RECOMMENDATION OF THE COMPANY’S BOARD OF DIRECTORS AND REASONS FOR THE RECOMMENDATION

For the following reasons, the Board, by a vote of six to three, with three directors not supporting the recommendation to oppose the calling of the special meeting, opposes the call for the special meeting and urges you not to consent to the call for a special meeting. Accordingly, for the reasons set forth below, the Board recommends that you NOT sign any green Written Request card sent to you. Whether or not you have previously executed a green Written Request card, the Board urges you to sign, date and deliver the enclosed WHITE Revocation Card as soon as possible.

The Board has a Track Record of Implementing Shareholder-Friendly Initiatives

•	The Board has taken shareholder-friendly actions. The Board has added three new directors proposed by shareholders in the past two and a half years, eliminated the Company’s dual class capital structure, improved the Company’s earnings and reduced expenses by $30 million, completed a $70 million capital return program, and increased the annual dividend from $0.10 per share to $1.20 per share in 2015, among other shareholder-friendly initiatives.

A Special Meeting is Costly and Unnecessary

•	A special meeting will be distracting and costly. A special meeting will cause the Company to incur significant and unpredictable costs, including legal, financial, advisory, solicitation and public relations expenses. Successive solicitations will also require the Company to incur additional financial costs, including with respect to internal allocations, third-party advisory fees, printing, mailing and solicitation expenses and other costs. Additionally, Foundation has stated that it will seek reimbursement of all its expenses related to the solicitation, which would further drive up the costs of a special meeting if the Foundation Proposals pass and will only benefit Foundation to the detriment and expense of all other shareholders.

•	A special meeting at this time is unnecessary as the Company will soon be holding its annual meeting. Rather than submit nominees for consideration at the Company’s annual meeting, which is customarily held in the spring of the calendar year, Foundation has instead chosen to engage the Company in a costly and disruptive campaign for a special meeting. Under the Company’s bylaws, shareholders may nominate individuals for election as directors at the Company’s 2017 annual meeting of shareholders between December 28, 2016 and January 27, 2017. Even if Foundation is able to call a special meeting to replace directors on the Board, the special meeting at most would establish the composition of the Company’s Board for a short period of only several months prior to the Company’s upcoming annual meeting, at which the two directors Foundation intends to replace at the special meeting will be re-nominated for election.

•	The disruptive nature of a special meeting may result in a loss of agents, customers and employees that are critical to the Company’s operations and achieving growth. The costs of a special meeting will divert significant time and resources to the Foundation Proposals when it is critical for the Board and management to be fully focused on operations and executing on the Company’s strategy. The announcement of the Foundation Consent Solicitation may negatively impact the Company’s ability to attract and retain customers, agents, mortgage lenders, servicers and employees due to perceived uncertainties as to our future direction and negative public statements about our business in connection with a special meeting. The Board believes that the 38% increase in earnings for the Company in its most recent quarter (as compared to the same period a year ago) is strong evidence that the Company is making genuine progress toward its goals. Rather than focusing attention on a costly special meeting, the Board believes that concentrating fully on the growth and strategic initiatives of the Company will create more value for the Company’s shareholders.

The Foundation Proposals Will Replace Two Directors that Will be Nominated and May be Elected at the Next Two Annual Meetings

•	The Board is obligated to nominate Malcolm S. Morris and Stewart Morris, Jr. as directors at the 2017 and 2018 annual meetings of shareholders. As part of the recapitalization approved by 99.7% of the votes cast at the Company’s 2016 annual meeting of shareholders, the Board contractually agreed to nominate, recommend and solicit in favor of Malcolm S. Morris and Stewart Morris, Jr. as directors for election at each of the Company’s 2017 and 2018 annual meetings of shareholders. This obligation exists even if the Foundation Proposals pass. Accordingly, absent a contested election, it is likely that both directors will be reelected. Moreover, even if Messrs. Morris and Morris, Jr. are removed as directors pursuant to the Foundation Proposals, they will continue to serve the Company as employees under their existing employment contracts. Consistent with Company policy, as employees of the Company, Malcolm S. Morris and Stewart Morris, Jr. receive no cash, stock or other fees for their services on the Board. As such, there would be no reduction in expenses upon a removal of Messrs. Morris and Morris, Jr. as directors. Thus, the Foundation Proposals, if passed, will only have a limited, though costly, impact on the Company’s administration.

Foundation Seeks, Through the Foundation Consent Solicitation, to Have Outsized Influence on the Stewart Board Relative to Foundation’s 5.6% Ownership Position

•	Foundation seeks to fill a disproportionate number of director seats on the Board with Foundation-selected nominees, despite the fact that the Board previously agreed to and nominated two directors selected by Foundation in 2014. On February 13, 2014, the Company entered into an agreement with Foundation and Engine Capital, L.P. and certain of its affiliates (collectively, the “Foundation Group”). Under the agreement, the Company agreed to nominate two directors–Arnaud Ajdler and Glenn C. Christenson–both of whom were proposed by the Foundation Group at the Company’s 2014 annual meeting of shareholders. Messrs. Ajdler and Christenson both currently serve on the Board. The Foundation Proposals, if passed, would result in Foundation, a single shareholder owning only approximately 5.6% of the Company’s outstanding stock, placing a total of four directors, or approximately 44%, on your nine member Board. This would, in effect, provide Foundation with an outsized influence over the future strategic direction of the Company. Moreover, another director currently serving on the Board, James Chadwick, was selected by another significant shareholder. Taken together, if shareholders vote to support the Foundation Proposals, a majority of your Board will have been selected by shareholders who own only approximately 10.6% of the Company’s stock.

•	Foundation does not have a fiduciary duty to act in the best interests of the Company’s shareholders and has acted contrary to its own assertions that the Company is undervalued. In direct contrast with Foundation’s previous assertions that the Company is undervalued, Foundation has actively sold a significant number of shares of the Company’s stock as recently as June 14, 2016, which sale is not consistent with Foundation’s previous assertions that the Company is undervalued. Indeed, as recently as August 12, 2015, when the Company’s shares were trading in the range of approximately $40 per share. Foundation requested that the Company repurchase a significant block of Foundation’s shares in an attempt to reduce its long-term investment in the Company. In considering the Foundation Consent Solicitation, the Board believes that it is important for the Company’s shareholders to recognize that Foundation has no fiduciary duty to act in the best interests of the Company’s shareholders (including when selecting potential nominees to serve on your Board).

•	Foundation has offered no indication whether or how the Foundation Nominees will help the Company deliver value to all shareholders. Since 2013, Foundation has offered only a list of criticisms of the Company, with no constructive suggestions or ideas that would seek to address its concerns for the benefit of all of the Company’s shareholders, other than a poorly timed public fire sale of the Company. In contrast, the Company, under the direction of the Board, has taken significant actions and instituted a number of important changes over the last several years, including adding three new directors over the last two and a half years, eliminating its dual class capital structure, improving core title margins and reducing expenses, and implementing other shareholder-friendly initiatives. In sum, the Company has aggressively transformed its business, improved its corporate governance profile and made strong progress in furtherance of its strategic initiatives.

•	Foundation may require insurance regulatory clearance prior to adopting the Foundation Proposals. Under insurance regulatory law, a person or entity must obtain clearance from state insurance regulatory authorities prior to exercising influence over the management or policies of the Company. If passed, the Foundation Proposals would result in Foundation having hand-picked four of the Company’s nine directors. Thus, Foundation could be required to obtain clearance from insurance regulatory authorities in the states in which the Company’s insurance subsidiaries are domiciled prior to the Foundation Proposals being approved by shareholders, a complicated and lengthy process. If Foundation insists on proceeding with its solicitation to call a special meeting of the Company’s shareholders, the Board believes such solicitation should only be made after Foundation receives any required clearance from insurance regulatory authorities to exercise its influence over the management and policies of the Company.

The Foundation Consent Solicitation May Be a Tactic to Force the Company to Engage In a Forced Public Sale

•	We believe Foundation has not presented constructive suggestions or ideas to build the long-term value of your investment in the Company for the benefit of all shareholders. The Board believes that Foundation’s agenda will subject the Company to a costly and distracting proxy contest, as well as the significant costs and risks of a possible forced public sale. We believe that Foundation’s interests are not aligned with maximizing the Company’s long-term value for all shareholders. Other than urging that the Company engage in a public auction based on speculative and unsupported valuation evidence, Foundation has failed to put forward concrete proposals that haven’t previously been considered by the Board or that are not currently under review. The Company recognizes there are meaningful downsides to a public sale process in terms of the impact on business and operating results, employee, agent and customer retention, and the impact if the Company does not ultimately pursue a public sale.

•	Further, Foundation’s plan for the Company to undertake a public auction process does not take into account any antitrust scrutiny that could emerge if the Company entered into an agreement to be acquired by a strategic buyer, given the nature and market share of the title insurance business.

The Foundation Nominees May Have Conflicts of Interest that Could Impact Their Ability to Assess the Company’s Strategic Opportunities

•	The Foundation Nominees may have conflicts of interest if the Board pursues Foundation’s stated agenda. Foundation has called for the Company to engage in a public auction process and suggested that the Company could be acquired by a strategic buyer. Each of the Foundation Nominees has been an officer or director of, and may have continuing ties to or economic interests in, the Company’s main competitors, which may create conflicts of interest that would require the Foundation Nominees to excuse themselves from Board meetings in the event of a possible sale to either such competitor. The process of evaluating and clearing the conflicts of the Foundation Nominees could be burdensome, and contrary to the interests of the Company’s shareholders.

Directors James Chadwick, Arnaud Ajdler and Glenn C. Christenson did not support opposing the calling of the special meeting because, among other things, of their belief that shareholders, in the interest of corporate democracy, should have the right to call special meetings between annual meetings, including for the purpose of removing and replacing a director.

Shareholders should carefully consider whether a special meeting is in the best interests of the Company and its shareholders. We strongly believe that a special meeting does not substitute for an open and productive dialogue between us and the shareholders. Your prompt delivery of the enclosed WHITE Revocation Card will allow the Board to focus on growing the Company and maximizing value for its shareholders. Do NOT sign any green Written Request card sent to you.

IF YOU ARE NOT CONVINCED THAT A SPECIAL MEETING IS THE APPROPRIATE PATH OR YOU BELIEVE A SPECIAL MEETING IS UNNECESSARY AND WISH TO OPPOSE THE CALLING OF A SPECIAL MEETING, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE

REVOCATION CARD USING THE POSTAGE-PAID ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU HAVE SIGNED THE GREEN WRITTEN REQUEST CARD FROM FOUNDATION AND WHETHER YOU ARE A RECORD OR STREET NAME HOLDER. YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

THE SPECIAL MEETING REQUEST PROCEDURE

Voting Securities

As of August 1, 2016, there were 23,820,902 shares of the Company’s common stock outstanding. The Company has only one class of common stock.

Persons beneficially owning shares of the Company’s common stock (but not holders of record), such as persons whose ownership of common stock is through a broker, bank, financial institution or other nominee holder, who wish to revoke a previously instructed green Written Request card must contact such broker, bank, financial institution or other nominee holder and instruct such person to execute a revocation using the WHITE Revocation Card on their behalf. Any failure to submit a green Written Request card will have the same effect as submitting a WHITE Revocation Card.

Additionally, even if you have not already submitted a green Written Request card, you may elect to execute and submit the WHITE Revocation Card to communicate that you do not believe a special meeting is necessary or to express your opposition to a special meeting.

Effectiveness of Green Written Request Cards

Under our Charter and Bylaws, the Chief Executive Officer or the Secretary of the Company shall call a special meeting of shareholders at the request in writing of shareholders owning twenty-five percent (25%) or more of the common stock issued and outstanding and entitled to vote, subject to and in compliance with our Charter and Bylaws. Pursuant to our Bylaws, such written request must state the purpose of the proposed meeting. If written revocations of the green Written Request cards have been delivered to the Chief Executive Officer or the Secretary and the result is that green Written Requests cards have been delivered from shareholders of record (or their agents duly authorized in writing) that own less than twenty-five percent (25%) of the common stock issued and outstanding and entitled to vote, then the Chief Executive Officer or the Secretary is not obligated to call a special meeting.

The Chairman of the Board, Chief Executive Officer, Secretary or Board so calling any special meeting shall fix the time, date and place, either within or without the State of Delaware, for holding such special meeting, in accordance with our Bylaws and Delaware law.

We reserve our rights to require full compliance with the provisions set forth in our Charter, Bylaws and applicable law, including the General Corporation Law of the State of Delaware, with respect to any special meeting sought to be called by Foundation or any other shareholders.

Effect of WHITE Revocation Card

A shareholder may revoke any previously signed green Written Request card by signing, dating and returning to us a WHITE Revocation Card.

Unless you specify otherwise, by signing and delivering the WHITE Revocation Card, you will be deemed to have revoked any green Written Request for a special meeting.

Any WHITE Revocation Card may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Revocation Card to the Company or by delivering to Foundation a subsequently dated green Written Request card that Foundation sent to you.

The revocation of any previously delivered green Written Request card or WHITE Revocation Card should be signed and have a date subsequent to the previously delivered green Written Request or WHITE Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your green Written Request with respect to less than all shares as to which you previously requested the special meeting, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a green Written Request, the WHITE Revocation Card should identify the relevant account for which the green Written Request is being revoked.

We have retained Innisfree to assist in communicating with shareholders in connection with the Foundation Consent Solicitation and to assist in our efforts to obtain WHITE Revocation Cards. If you have any questions about how to complete or submit your WHITE Revocation Card or any other questions, Innisfree will be pleased to assist you. Please contact Innisfree toll-free at (888) 750-5834 (for shareholders) or collect at (212) 750-5833 (for banks and brokers).

If any shares of common stock that you own are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should follow the instructions on the WHITE Revocation Card to revoke a request with respect to your shares. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed WHITE Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Innisfree, at 501 Madison Avenue, 20th Floor, New York, NY 10022 so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY GREEN WRITTEN REQUEST CARD YOU MAY HAVE PREVIOUSLY GIVEN TO FOUNDATION. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN A WHITE REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

You should carefully review this Revocation Solicitation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any green Written Request card. You may reject the Foundation Consent Solicitation by promptly signing, dating and returning the enclosed WHITE Revocation Card in the pre-paid envelope provided. Please be aware that if you sign a green Written Request card but do not check any of the boxes on such green Written Request card, you will be deemed to have requested a special meeting in accordance with the Foundation Consent Solicitation, unless your green Written Request is subsequently revoked by a valid revocation.

Results of Solicitation

We anticipate retaining an inspector of requests in connection with the Foundation Consent Solicitation. We intend to notify shareholders as to whether the requisite green Written Requests have been received for calling a special meeting promptly following the inspector’s review and certification of such green Written Requests.

APPRAISAL RIGHTS

Our shareholders do not have appraisal rights under Delaware law in connection with the Foundation Consent Solicitation or this Revocation Solicitation Statement.

CERTAIN AGREEMENTS

Employment Agreements with Malcolm S. Morris and Stewart Morris, Jr.

In connection with the execution of the Exchange Agreement (discussed above), the Company and each of Malcolm S. Morris and Stewart Morris, Jr. entered into employment agreements (the “Employment Agreements”), dated January 26, 2016, with respect to each of Messrs. Morris and Morris, Jr.’s continued employment with the Company in their capacities as the Company’s non-operational executives. The Company publicly disclosed the Employment Agreements in a Current Report on Form 8-K filed with the SEC on February 1, 2016.

The term of each Employment Agreement is three (3) years from the effective date, January 1, 2017. Pursuant to the terms of their respective Employment Agreements, Messrs. Morris and Morris, Jr. are entitled to receive annual salaries of not less than $164,000 per year, subject to increase if the compensation paid to members of the Board increases in future years, plus customary vacation, medical, dental and life insurance benefits and reimbursement of certain qualified business expenses by the Company.

Payments Upon Qualifying Termination:

Pursuant to the terms of their respective Employment Agreements, Messrs. Morris, Jr. and Morris are entitled to receive certain benefits upon the termination of their employment under certain circumstances. In the event of the Company’s termination of their employment upon death during the term, Messrs. Morris, Jr. and Morris are each entitled to receive as payment to their estates (A) any portion of their then-current salary in effect accrued as of the

Date of Termination (as defined in the Employment Agreements) but unpaid, (B) reimbursement of certain qualified business expenses by the Company and (C) any unused paid vacation accrued as of the Date of Termination (the “Accrued Amounts”). In the event of (i) the Company’s termination of their employment for “Cause” (as defined in the Employment Agreements) during the term, (ii) their voluntary termination of employment during the term, or (iii) the Company’s termination of their employment upon Permanent Disability (as defined in the Employment Agreements) during the term, the Company’s obligation to Messrs. Morris, Jr. and Morris shall be limited solely to the payment of the Accrued Amounts.

The Employment Agreements also include non-competition and non-solicitation covenants by Messrs. Morris, Jr. and Morris for a twelve (12) month period following termination of their employment with the Company for any reason. The Employment Agreements will terminate, and be null and void, if the employment of Mr. Morris, Jr. or Mr. Morris, as applicable, terminates prior to January 1, 2017.

Settlement Agreement and General Release with Malcolm S. Morris

On January 27, 2016, the Company entered into a Settlement Agreement and General Release with each of Malcolm S. Morris, Rebecca Ann Morris and Stewart Morris, Jr., as Trustee of The Malcolm S. Morris Investment Trust (the “Trust”). The Company publicly disclosed the Settlement Agreement and General Release in a Current Report on Form 8-K filed with the SEC on February 1, 2016.

The Company and Mr. Morris previously entered into a Split Dollar Agreement, as most recently amended and restated on June 22, 2007 (the “Split Dollar Agreement”), pursuant to which the Company provides a death benefit which is payable to the Trust, which was established by Mr. Morris for the benefit of his family members. During last several years several differences have arisen concerning the level of coverage provided under the Split Dollar Agreement and the payment of certain insurance premiums. Following extensive negotiations with Mr. Morris, the Company and Mr. Morris agreed to resolve these differences by either (i) paying $1,980,000 to Mr. Morris, which would settle all potential claims associated with this matter and/or Mr. Morris’ employment with the Company, and $10,000 to each of Mrs. Morris and the Trust to settle all potential claims associated with the insurance coverage provided to Mr. Morris by the Company, or (ii) having the Company (A) purchase an insurance policy from an affiliate of Mr. Morris, (B) adopt a new death benefit plan to provide additional life insurance coverage with respect to Mr. Morris, (C) make additional contributions to the acquired insurance policy to increase its funding level, and (D) pay $10,000 to each of Mr. Morris, Mrs. Morris and the Trust, which would settle all potential claims associated with this matter and/or Mr. Morris’ employment with the Company, provided that the total amount paid by the Company shall not exceed $2,000,000.

Insurance Agreement with Stewart Morris, Jr.

On February 1, 2016, the Company entered into an Insurance Agreement with each of Stewart Morris, Jr. and Maco Fowlkes, as Trustee of The 2000 Stewart Morris, Jr. and Melissa Joy Birdsong Morris Investment Trust, dated September 1, 2000 (the “SMJ Trust”). The Company publicly disclosed the Insurance Agreement on Form 8-K filed with the SEC on February 1, 2016.

The Company and Mr. Morris, Jr. previously entered into a Split Dollar Agreement, as most recently amended and restated on June 22, 2007 (the “SMJ Split Dollar Agreement”), pursuant to which the Company provides a death benefit which is payable to the SMJ Trust which was established by Mr. Morris, Jr. for the benefit of his family members. Mr. Morris, Jr. asked the Company to permit him to revise the death benefit payable under the SMJ Split Dollar Agreement to provide a benefit payable to his spouse if he predeceases her, which would replace some or all of the benefit that is payable to his heirs upon the death of both Mr. Morris, Jr. and his spouse. The Company agreed to permit Mr. Morris, Jr. to make this change to his insurance coverage, provided that the annual expense of maintaining such coverage does not increase by more than $25,000 per year. In addition, the Company agreed that Messrs. Morris, Jr. and Fowlkes may propose changes to the SMJ Split Dollar Agreement and the associated insurance policy held by the SMJ Trust which would change the form of insurance coverage and/or the beneficiaries of that coverage, provided that the total annual expense of maintaining such coverage does not increase by more than $25,000 per year. If Messrs. Morris, Jr. and Fowlkes make either of those changes to the SMJ Split Dollar Agreement and the insurance coverage provided pursuant to such agreement, Mr. Morris, Jr. has agreed to release any and all potential claims associated with his employment with the Company.

Employment Agreements with Certain Executive Officers

On March 31, 2016, the Company entered into employment agreements, each effective January 1, 2016, with Matthew W. Morris, J. Allen Berryman, Steven M. Lessack and John L. Killea in their capacities as the Company’s Chief Executive Officer, Chief Financial Officer, Group President and Chief Legal Officer, respectively (collectively, the “Agreements” and, each, an “Agreement”). The Company publicly disclosed the Agreements in a Current Report on Form 8-K filed with the SEC on April 6, 2016. The material terms of the Agreements are summarized below.

Terms:

The terms of Messrs. Berryman, Lessack and Killea’s Agreements are each one (1) year. The term of Mr. Morris’ Agreement is three (3) years. Each Agreement extends automatically on a year-to-year basis thereafter, unless terminated by either of the parties upon 90 days’ notice prior to the end of a term.

Compensation and Benefits:

Pursuant to the terms of their respective Agreements, Messrs. Morris, Berryman, Lessack and Killea are entitled to receive annual salaries of not less than $550,000, $375,000, $475,000 and $375,000 per year, respectively, subject to increase at the sole discretion of the Board, plus customary vacation, medical, dental and life insurance benefits and reimbursement of certain qualified business expenses by the Company.

Each of Messrs. Morris, Berryman, Lessack and Killea is eligible to receive an annual short term incentive cash payment pursuant to an incentive plan. Under such incentive plan, Mr. Morris’ current target payout is 100% of base pay, or $550,000, Mr. Berryman’s current target payout is 50% of base pay, or $187,500, Mr. Lessack’s current target payout is 60% of base pay, or $285,000, and Mr. Killea’s current target payout is 50% or $187,500. The maximum annual payment is two times the target payout under each Agreement. The payout amounts will be determined by the attainment towards metrics specific to the position and corporate performance.

Further, Messrs. Morris, Berryman, Lessack and Killea are entitled to participate in the Company’s Long Term Incentive Plan. Currently, the target payouts under such plan for Messrs. Morris, Berryman, Lessack and Killea are 200%, 85%, 50%, and 85% of their individual base pay, respectively. The awards under the plan will be paid out in the form of restricted stock awards and performance share awards. The payout amounts will be determined by the Board in its discretion taking into account certain corporate performance metrics, including Total Shareholder Return and Modified Earnings Per Share Growth (as defined in the Agreements) compared to the Russell 2000 Financial Services Index.

Payments Upon Qualifying Termination:

Pursuant to the terms of their respective Agreements, each executive is entitled to receive certain benefits upon the termination of their employment under certain circumstances. In the event of (i) the Company’s termination of their employment without “Cause” (as defined in the Agreements) during the term, (ii) their resignation for “Good Reason” (as defined in the Agreements) during the term, or (iii) their voluntary retirement, then such respective executive shall receive the following: (a) for Mr. Morris, a cash payment equal to 24 months of Mr. Morris’ then-current salary in effect, or, for Messrs. Berryman, Lessack and Killea, a cash payment equal to 12 months of the then-current salary in effect; (b) continued medical and dental benefits equal to those that were in effect as of the date of termination and reimbursement of applicable COBRA premiums for a 12-month period following the termination date (or until the executive is eligible to receive benefits under another employer-provided plan or the executive dies); (c) Special Pro-Rata Vesting (as defined in the Agreements) of performance-based awards; (d) payments of accrued but unpaid salary, short term incentive and long-term incentive payments and accrued but unused vacation time; (e) any benefits that have vested as of the termination date as a result of participation in any of the Company’s benefit plans; and (f) reimbursement of certain qualified business expenses by the Company. In the event that such termination of employment occurs during a Change in Control Period (as defined in the Agreements), or for Mr. Morris, during the 2016 calendar year, separate severance payments apply.

To receive the severance and benefits provided in the event of a qualifying termination, each executive must execute a release of claims included with the respective Agreements.

The Agreements also include non-competition and non-solicitation covenants by each executive for a twelve-month period following termination of their employment with the Company for any reason.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of this Revocation Solicitation Statement will be borne by the Company. We have retained Innisfree as proxy solicitors to assist in this solicitation. The total amount currently estimated to be spent in connection with the Revocation Solicitation Statement is approximately $[•] of which approximately $[•] has been spent to date. In addition to the use of mail, revocation requests may be solicited by our directors, certain officers and employees of the Company by facsimile, telephone, email and other electronic channels of communications, in person discussions and by advertisements. Innisfree will also assist our communications with our shareholders with respect to the Revocation Solicitation Statement and such other advisory services as may be requested from time to time by us. Innisfree has advised the Company that approximately [•] of its employees will be involved in the solicitation of consent revocations on behalf of the Company. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Revocation Solicitation Statement materials to, and obtaining instructions relating to such materials from, beneficial owners of our common stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with its engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of our directors and certain of our executive officers and other employees may be deemed to be “participants” in this Revocation Solicitation Statement. Please refer to the sections entitled “Security Ownership of Certain Beneficial Owners and Management” and “Additional Information Regarding Participants in the Solicitation” for information about the Company’s directors and executive officers who may be deemed to be participants in the solicitation. Except as described in this Revocation Solicitation Statement, there are no agreements or understandings between the Company and any such participant relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit shareholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table in Annex A sets forth the beneficial ownership of our common stock as of August 12, 2016 for each person or group that holds more than five percent (5%) of our common stock, and as of August 12, 2016 for each of our current directors and named executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares. Except as set forth in Annex A, no person who has been a director or executive officer of the Company at any time since August 1, 2014, has any substantial interest, direct or indirect, by security holdings or otherwise, in the outcome of this solicitation.

Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

HOUSEHOLDING

To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to shareholders who share an address, unless otherwise requested. If you share an address with another shareholder and have received only one set of this Revocation Solicitation Statement, you may request a separate copy of these materials at no cost to you by contacting us at Stewart Information Services Corporation, Attention: J. Allen Berryman, Secretary, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056 or at (713) 625-8100. For future meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2017 ANNUAL MEETING

To be included in the proxy statement and form of proxy relating to our 2017 annual meeting of shareholders, proposals of shareholders must comply with Rule 14a-8 of the Exchange Act and be received by us at our principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, by December 2, 2016.

Proxies for our 2017 annual meeting of shareholders may confer discretionary power to vote on any matters that may come before the meeting unless, with respect to a particular matter, (i) we receive, by certified mail, return receipt requested, addressed to our Secretary, notice no later than January 27, 2017 and no earlier than December 28, 2016 that the matter will be presented at the 2017 annual meeting and (ii) we fail to include in our proxy statement for the 2017 annual meeting advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter. If you wish to nominate an individual for election as a director at our 2017 annual meeting of shareholders, you must provide notice of your intention to do so in accordance with the procedures set forth in the Company’s Bylaws no later than January 27, 2017 and no earlier than December 28, 2016.

FORWARD-LOOKING STATEMENTS

Certain statements in this Revocation Solicitation Statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things: economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this Revocation Solicitation Statement to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov. The information provided on our website is not part of this Revocation Solicitation Statement, and therefore is not incorporated by reference.

If you have any questions or need any assistance in revoking a green Written Request you may have given to Foundation, please contact our agent:

501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders call toll-free: (888) 750-5834
Banks and Brokers call collect: (212) 750-5833

Annex A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Company’s Board of Directors and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with this Revocation Solicitation Statement. The following sets forth certain information about the persons who are “participants.”

1. Board of Directors

The following is a summary of the qualifications of each of the members of the Board, effective as of August 12, 2016:

Director, Age and Position with Stewart	Director Since
Arnaud Ajdler, 41, Director	2014
Thomas G. Apel, 55, Director and Chairman	2009
James Chadwick, 43, Director	2015
Glenn C. Christenson, 66, Director	2014
Robert L. Clarke, 74, Director	2004
Frank Keating, 72, Director	2014
Laurie C. Moore, aka Laurie Moore-Moore, 70, Director	2004
Malcolm S. Morris, 70, Director and Vice Chairman	2000
Stewart Morris, Jr., 67, Director and Vice Chairman	2000

Arnaud Ajdler has served as the managing partner of Engine Capital L.P., a value-oriented investment firm focused on companies going through changes, since February 2013. He has also served as a board member of Startek, Inc. since May 2015. He was previously a partner at Crescendo Partners, a value-oriented activist investment firm, from 2005 to 2013. Mr. Ajdler is also an adjunct professor of Value Investing at the Columbia Business School. He also serves as the Chairman of the board of directors of Destination Maternity, Inc.

Mr. Ajdler served as a director of Charming Shoppes, Inc. from 2008 until June 2012; O’Charley’s Inc. from March 2012 until April 2012; and The Topps Company from August 2006 until October 2007. Mr. Ajdler received a Bachelor of Science in mechanical engineering from the Free University of Brussels, Belgium, a Master of Science (SM) in Aeronautics from the Massachusetts Institute of Technology (MIT) and a Master of Business Administration from Harvard Business School.

Qualifications:  Mr. Ajdler’s significant experience in value-oriented investing offers focused knowledge of businesses and their fundamentals, providing insight on elements that will strengthen the intrinsic value of the Company’s stock. His participation on boards of directors in the retail, restaurant and consumer-goods industries provides further expertise in management and consumer-facing activities.

Thomas G. Apel is the Chairman of the Board of Directors and serves as Chair of the Executive Committee. He is Chief Executive Officer of VLN, Inc., a non-conforming mortgage lending operation in Edmond, Oklahoma. He is also a research affiliate with the Massachusetts Institute of Technology (MIT), currently focused on business model taxonomy and IT portfolio strategies. From 2006 until January 1, 2013, Mr. Apel was President of Intrepid Ideas Inc., a product development, technology evaluation and business strategy consulting firm for financial services and real estate finance companies. Additionally, from 2006 to September 2009, Mr. Apel served as Chairman of Adfitech, Inc., which filed for bankruptcy along with its parent company Thornburg Mortgage, Inc. in May 2009, and emerged from bankruptcy in 2010.

Prior to 2006, he served as President and Chief Executive Officer of Centex Title and Ancillary Services, and was responsible for management, strategy development and implementation of a highly profitable business unit containing national title, escrow, title insurance and property and casualty insurance operations. His background also includes extensive experience in mortgage lending and related real estate lending operations.

Qualifications:  Mr. Apel has significant knowledge and experience in the mortgage, title, insurance and technology industries, as well as in corporate management, strategy, finance and start-up businesses. His familiarity with mortgage and other real estate lending provides a useful perspective on one of the Company’s essential customer segments.

James Chadwick began working with Ancora Advisors LLC in 2014. His primary responsibilities are Portfolio Management and Research for the firm’s Alternative Investments. Prior to joining Ancora Advisors LLC, Mr. Chadwick was the Managing Director of the private equity firm Harlingwood Equity Partners, LLC from 2009 through 2013. He previously founded and managed two special situations-focused hedge funds, PCI Partners LLC and Monarch Activist Partners LP. He began his investment career in 1999 working for the pioneering engagement investment fund Relational Investors LLC. At Relational Investors LLC, Mr. Chadwick participated in the fund’s investments in, among others, Aetna, Inc., Prudential, National Semiconductor, Mattel, Dial and Sovereign Bancorp.

Mr. Chadwick is currently a director of Emergent Capital, Inc. and Riverview Bancorp, Inc. He received a Bachelor of Arts with Honors from the University of California, Los Angeles.

Qualifications:  Mr. Chadwick’s over 17 years of investment experience with a focus on micro and small cap companies will enable him to provide valued expertise to the Company. The Company benefits not only from his experience in investment activities, which include operating companies, banks and closed-end funds in a wide array of industries, but also from his experience serving as a director of six public companies.

Glenn C. Christenson serves as Chair of the Compensation Committee. He has been managing director of Velstand Investments, LLC, a private investment management company, since 2004. Between 1989 and 2007, Mr. Christenson held various positions, including director, Chief Financial Officer, Chief Administrative Officer, and Executive Vice President as well as other management roles at Station Casinos, Inc. (now Station Casinos LLC), a gaming entertainment company. Prior to that, Mr. Christenson was a partner of Deloitte Haskins & Sells (now Deloitte & Touche LLP) from 1983 until 1989, with duties as partner-in-charge of Audit Services for the Nevada Practice and National Audit Partner for the Hospitality Industry.

He served as a director of NV Energy from 2007 until 2013, where he served as Chairman of the Audit Committee and as a member of the Compensation and other Committees. Mr. Christenson was a director of First American Financial Corporation from 2008 until 2011, where he served as Chairman of the Audit Committee. He served as director of Tropicana Entertainment, Inc. during 2010. Mr. Christenson is a Certified Public Accountant (“CPA”) and holds an undergraduate degree in Business Administration from Wittenberg University and a Master of Business Administration in Finance from The Ohio State University.

Qualifications:  Mr. Christenson’s distinguished career as a CPA and range of roles in financial management provide in-depth understanding of practices and procedures regarding the Company’s financial and risk management interests. His significant experience and honors in the gaming, hospitality and energy industries offer a unique business perspective to advance the Company.

Robert L. Clarke serves as Chair of the Audit Committee. He is of Counsel to the Houston office of Bracewell LLP, where he founded the law firm’s national and international financial services practice. Mr. Clarke was appointed as U.S. Comptroller of the Currency by President Ronald Reagan in 1985, and served until 1992 under Presidents Reagan and George H. W. Bush. He has extensive experience in bank ownership and operation, and expert knowledge of banking laws, regulations and supervision, both in the U.S. and internationally.

Mr. Clarke has served as a consultant to the World Bank, and senior advisor to the President of the National Bank of Poland. He also serves as a director and member of the Audit and Nominating and Corporate Governance Committees of the board of directors of Eagle Materials Inc., a NYSE-listed manufacturer of building materials. Mr. Clarke is a Trustee Emeritus of Rice University from which he received its Distinguished Alumnus and Gold Medal awards, and continues to serve as a member of its Audit and Public Affairs Committees. Additionally, Mr. Clarke is a Trustee of the Santa Fe Chamber Music Festival and its supporting Foundation, an Advisory Trustee of the Museum of New Mexico Foundation, a Trustee of the Financial Services Volunteer Corps, and a Trustee of the

National Foundation for Credit Counseling. He received a Bachelor of Arts in economics from Rice University, and an LL.B. from Harvard Law School.

Qualifications:  Mr. Clarke is a veteran attorney and banking professional with extensive experience in legal, regulatory and corporate governance matters. His tenure in the U.S. government, along with his in-depth knowledge of banking and finance, provide valued expertise to the Company.

Frank Keating serves as Chair of the Nominating and Corporate Governance Committee and is a Senior Partner in the national law firm of Holland and Knight. Previously, he served as President and Chief Executive Officer of the American Bankers Association (“ABA”). Prior to his ABA service, he was President and Chief Executive Officer of the American Council of Life Insurers. From 1995 to 2003, he served as Governor of the State of Oklahoma, the second person to hold the office for two consecutive terms. As Governor, he was recognized for his compassionate, professional handling of the Murrah Federal Building bombing in Oklahoma City, after which he raised over $6 million for the education of children whose parents were killed in the tragedy.

Gov. Keating’s career has included time as a Federal Bureau of Investigation agent, U.S. Attorney, State Prosecutor, and member of Oklahoma’s state House and Senate. He served in the federal Treasury, Justice and Housing departments under Presidents Reagan and George H. W. Bush, with responsibility for federal prosecutions and oversight over the Secret Service, U.S. Customs, U.S. Marshals, U.S. Attorneys and several other agencies. As Assistant Secretary of the Treasury and General Counsel and Acting Deputy Secretary of the U.S. Department of Housing and Urban Development (HUD), he worked on issues including housing finance, lending practices, securitization and Bank Secrecy Act issues.

Gov. Keating is a graduate of Georgetown University and the University of Oklahoma College of Law, and the recipient of six honorary degrees. He is a frequent commentator on national news programs, and is a member of the boards of directors of the National Archives, the Jamestown Foundation and the Bipartisan Policy Center.

Qualifications:  Gov. Keating’s lengthy public service career provides a depth of knowledge in government, legal, banking, directorial and infrastructure matters. With the numerous fiscal concerns facing the world economy and the housing industry in particular, he draws on his considerable experience to advise the Board on Company interests.

Laurie C. Moore is the Founder and former Chief Executive Officer of the Institute for Luxury Home Marketing, an international training and membership organization targeting real estate agents who work in the luxury residential market. In 2014, she sold the Institute for Luxury Home Marketing to a private equity group. For the 12 years prior to founding the Institute for Luxury Home Marketing in 2003, Ms. Moore was co-founder and Managing Partner of REAL Trends, Inc., a publishing, research, and strategic consulting company serving brokerage company owners and the top management of national real estate franchise brands.

Of her 40 years of experience in real estate, Ms. Moore has been an industry consultant and speaker for 30 years. In the area of governance, she has presented at events, including the 2014 ISS Annual Client Conference, the 2013 Harvard Law School Roundtable on Executive Compensation, and the 2015 and 2012 NYSE Compensation Boot Camps. She earned a National Association of Corporate Directors (NACD) Board Fellow designation in 2012; in the same year, she was also chosen as one of five top Texas businesswomen by the Texas Women’s Chamber of Commerce. As Executive Director of two residential brokerage Chief Executive Officer groups, she consulted and gained financial experience through more than 10 years of supervising the preparation of combined financial summaries for Chief Executive Officer peer review for dozens of major real estate firms.

Qualifications:  As a founder of three businesses serving the residential brokerage industry, Ms. Moore’s experience provides keen insight on the Company’s customer base, particularly REALTORS® and affluent consumers. She also has a deep understanding of the industry’s structure and is familiar with its major players. Ms. Moore brings an entrepreneur’s pragmatic and strategic approach to business challenges, and is valuable in assessing the expertise, knowledge and experience of potential director nominees.

Malcolm S. Morris is a Vice Chairman of the Company, previously Chairman of the Board of Directors and Co-Chief Executive Officer from 2000 until November 2011, and Senior Executive Vice President — Assistant Chairman for more than five years prior to 2000. He is also Chairman of the board of directors of Stewart Title Guaranty Company (“STGC”). His personal experience as a Company employee spans more than four decades, including responsibility for financial stability and efficiency improvements. He is the first cousin of Vice Chairman Stewart Morris, Jr. and the father of the Company’s CEO and advisory director, Matthew W. Morris.

Mr. Malcolm S. Morris has more than 40 years of experience in the title insurance industry, and has served as President of the Texas Land Title Association and the American Land Title Association. He is a member and fellow of the ABA and the Houston Bar Association, and a member of the State Bar of Texas. Mr. Morris has a Master of Business Administration with a focus on finance and banking, and a Juris Doctorate from the University of Texas. He also attended Harvard Law School’s Program of Instruction for Lawyers.

Qualifications:  As a member of the Company’s founding family, with more than 40 years of tenure, Mr. Morris has intimate knowledge of the Company’s operations, legal and regulatory matters, history and culture. His highly respected leadership and involvement in title industry organizations and advocacy are essential to the Company’s position as a leader in the market.

Stewart Morris, Jr. is a Vice Chairman of the Company, previously President and Co-Chief Executive Officer from 2000 until November 2011. Mr. Morris, Jr. has also served as President and Chief Executive Officer of Stewart Title Company and Chairman or Senior Chairman of the board of directors of STGC since 1991. He has been a Company employee for more than 40 years, and has been responsible for the development of a number of real estate services and technology solutions, including productivity, e-commerce and settlement, related lender services, automated land record systems, courthouse automation and international land registries. Mr. Morris, Jr. is the first cousin of Vice Chairman Malcolm S. Morris.

Mr. Morris, Jr. is a director of the American Land Title Association, and received the October Research 2012 Joe Casa Award in recognition of his leadership in industry innovation. In 2012, Mr. Morris, Jr. was named one of the 100 most influential real estate leaders by Inman News. With his in-depth knowledge of real estate transactions and affiliated technology, Mr. Morris, Jr. speaks frequently at industry conferences, universities and other forums. Mr. Morris, Jr. serves on the McAlister Investment Real Estate Advisory Board and is a director of the Manned Space Flight Education Foundation. Mr. Morris, Jr. is Chairman of the Oldham Little Foundation, which gives approximately 100 grants per year to small churches worldwide. For the past ten years, Mr. Morris, Jr. has served as Chairman of the Carriage Museum of America, and currently serves as its Treasurer. Mr. Morris, Jr. became a National Association of Corporate Directors (NACD) Board Leadership Fellow in June 2013 and maintains that status by achieving required credits yearly. He has a Bachelor of Arts in economics and political science from Rice University, and a Master of Business Administration with a focus on finance and real estate from the University of Texas.

Qualifications:  As a member of the Company’s founding family, with more than 40 years of tenure, Mr. Morris, Jr. has intimate knowledge of the Company’s operations, technology interests, expansion strategy, management, history and culture. His significant expertise in real estate information technology and the transaction process has been key to the Company’s market leadership.

Malcolm S. Morris and Stewart Morris, Jr. are first cousins. Matthew W. Morris is the son of Malcolm S. Morris.

2. Certain Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s officers and employees who are “participants.” The principal occupation refers to such person’s position with the Company, and the principal business address of each such person is 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Matthew W. Morris	Chief Executive Officer
J. Allen Berryman	Chief Financial Officer, Secretary and Treasurer
John L. Killea	Chief Legal Officer and Chief Compliance Officer
Patrick H. Beall	Group President
Dave Fauth	Group President
Steven M. Lessack	Group President

Below is biographical information for our executive officers:

Matthew W. Morris.  Matthew W. Morris, 45 years old, was elected CEO of the Company in November of 2011. Having served for the prior five years as Senior Executive Vice President of the Company, Stewart Title Company and STGC, in addition to serving as President of the Shared Services Division, Mr. Morris has an intimate knowledge of the Company. He provides leadership over all of the Company’s businesses, focusing on operational alignment, process efficiencies, smart growth and maximum shareholder value. In 2004, Mr. Morris joined the Company’s executive management team as Senior Vice President, Planning & Development. Previously, he was director of a strategic litigation consulting firm, offering trial and settlement sciences and crisis management. Mr. Morris received a Bachelor of Business Administration in organizational behavior and business policy from Southern Methodist University, and a Master in Business Administration with a concentration in finance from The University of Texas. Matthew W. Morris is the son of Malcolm S. Morris, a member of the Board and a Vice Chairman of the Company. Malcolm S. Morris and Stewart Morris, Jr., a member of the Board and a Vice Chairman of the Company, are first cousins.

J. Allen Berryman.  J. Allen Berryman, 59 years old, has served as Chief Financial Officer (“CFO”), Secretary and Treasurer of the Company since September 2008. From January 2006 through August 2008, Mr. Berryman served as Vice President—Finance of Contract Research Solutions, Inc., d/b/a Cetero Research, one of the world’s largest providers of early clinical trial and bio-analytical laboratory services to pharmaceutical, biotechnology and generic drug companies. Prior to joining Cetero Research, he spent nine years in the electronic payments industry, holding Chief Financial Officer and Chief Operating Officer positions with Retriever Payment Systems and TeleCheck International, and serving as Corporate Controller and Chief Accounting Officer of First Data Corporation. Mr. Berryman also has 12 years’ experience with the public accounting firm of Deloitte & Touche LLP. Mr. Berryman received his Bachelor of Business Administration in accounting from the University of Georgia, and is a CPA.

John L. Killea.  John L. Killea, 60 years old, is the Chief Legal Officer and Chief Compliance Officer of the Company. Mr. Killea is responsible for the underwriting, claims, litigation, compliance, corporate governance and regulatory areas for Stewart and its affiliated companies. With more than 34 years of legal experience, Mr. Killea joined the Company in 2000 as Counsel in the claims and agency underwriting areas for Stewart Title Insurance Company (“STIC”), the Company’s New York underwriter. He has served as Chief Claims Counsel and General Counsel for STIC, and continues to serve as General Counsel for STGC since his appointment in 2008. Mr. Killea holds a Bachelor’s degree cum laude from Lafayette College and a Juris Doctorate from Fordham University School of Law. He is a member of the New York State Bar Association and has been admitted to practice in the State of New York and the United States District Court for both the Eastern and Southern Districts of New York.

Patrick H. Beall.  Patrick H. Beall, 60 years old, has been with the Company for 30 years. Mr. Beall currently serves as Group President, and is responsible for the Company’s independent title agency network across the

United States. In addition, he oversees Mortgage and Title Services, Stewart Vacation Ownership and technology sales for our independent agency network. Mr. Beall served as Executive Vice President, Senior Director of Agency Operations from January 2014 through December 2014. From December 2008 until December 2013, Mr. Beall was the South Central States District Manager for Agency Operations, with direct and indirect responsibility for the Company’s independent agency network in 22 states. Mr. Beall has served as President of two affiliated entities, Professional Real Estate Tax Service and Baca Landata, since joining the Company in 1986. He is currently a member of the Texas Land Title Association (TLTA) and serves on the association’s finance committee; he is also a former member of the Oklahoma Land Title Association’s board of directors. He attended the University of Oklahoma in Norman.

Dave Fauth.  Dave Fauth, 55 years old, serves as Group President, responsible for direct operations, as well as title and escrow fulfillment services. In this role, Mr. Fauth oversees the Company’s direct retail operations throughout the U.S., and the title and escrow fulfillment services supporting our local residential operations. Mr. Fauth’s more than 30 years of title industry experience includes sales, escrow and production. A Stewart associate since 1985, Mr. Fauth was previously Group Senior Vice President, overseeing direct operations in the Midwest, Mid-Atlantic and Northeast; Group Vice President – Midwest States; Minnesota State Manager; Minnesota Division President; and Oregon Division President. Mr. Fauth graduated from Bethel University with a Bachelor of Arts in business administration and a minor in economics.

Steven M. Lessack.  Steven M. Lessack, 64 years old, is President of STGC Canada, and Chief Executive Officer of Stewart Title Limited, overseeing the Company’s business activities in the United Kingdom, Europe and Australia. In 1996, he opened the Canadian operation for STGC. With his more than 35 years of title insurance and related real estate knowledge, he also holds the position of Group President, International Operations, where he is responsible for and oversees all title operations outside of the United States, in addition to the Company’s expansion activities worldwide. In addition to Canada, the Company presently has operations in Mexico, Central & South America, the Caribbean, Australia and throughout Europe. Prior to joining Stewart, he was an independent agent of STIC with offices throughout upstate New York. He attended California State University in San Bernadino.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 12, 2016 with respect to persons we believe to be the beneficial owners of more than five percent (5%) of our issued and outstanding common stock:

Name	Amount and Nature of Beneficial Ownership	Percent of Class
Starboard Value LP	2,315,000 (1)	9.72
777 Third Avenue, 18th Floor
New York, New York 10017
BlackRock, Inc.	2,182,026 (2)	9.16
55 East 52nd Street
New York, New York 10055
Dimensional Fund Advisors LP	1,888,947 (3)	7.93
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
Foundation Asset Management, LP	1,310,850 (4)	5.50
81 Main Street, Suite 306
White Plains, New York 10601

(1)	Starboard Value LP reported sole and dispositive powers to all of such shares in its report on Schedule 13D filed August 12, 2016.
(2)	BlackRock, Inc. reported sole voting powers with respect to 2,039,494 of such shares and sole dispositive power with respect to 2,092,690 shares in its report on Schedule 13G/A filed January 22, 2016.
(3)	Dimensional Fund Advisors LP reported sole voting power with respect to 1,828,820 of such shares and sole dispositive power with respect to 1,888,947 shares in its report on Schedule 13G/A filed February 9, 2016. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and disclaims beneficial ownership of all securities reported in such Schedule 13G/A.
(4)	Foundation Asset Management, LP reported sole voting and dispositive powers with respect to all of such shares in its report on Schedule 13D/A filed July 28, 2016. Excludes 1,000 shares reported to be owned directly by Sky Wilber.

The following table sets forth information as of August 12, 2016 regarding the beneficial ownership of our common stock by our named executive officers, directors and by all our executive officers and directors as a group:

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Matthew W. Morris	328,810	(2)	1.38
J. Allen Berryman	36,006	(3)	*
Steven M. Lessack	6,427	(4)	*
Arnaud Ajdler	162,358	(5)	*
Thomas G. Apel	28,513	(6)	*
James Chadwick	88,598	(7)	*
Glenn C. Christenson	43,311	(8)	*
Robert L. Clarke	48,478		*
Frank Keating	31,912		*
John L. Killea	14,607	(9)	*
Laurie C. Moore	13,840		*
Malcolm S. Morris	114,511	(10)	*
Stewart Morris, Jr.	101,327		*
All executive officers, directors and nominees for director as a group (13 persons)	1,018,698		4.28

*	Beneficially owns less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the beneficial owner has sole voting and dispositive power with respect to all shares indicated.
(2)	Includes 1,600 shares subject to stock options, 25,992 shares of restricted stock and 480 shares owned through the Company’s 401(k) plan.
(3)	Includes 8,427 shares of restricted stock.
(4)	Includes 6,417 shares of restricted stock.
(5)	Mr. Ajdler is the managing member of Engine Investments, LLC, the general partner of each of Engine Capital, L.P. and Engine Jet Capital, L.P., and a director of P. Engine LTD. These entities respectively own 71,063, 35,500, and 50,484 shares of the Company’s common stock. Mr. Ajdler disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(6)	Includes shares acquired through the Company’s dividend reinvestment plan.
(7)	Mr. Chadwick is a portfolio manager of Merlin Partners LP, which owns 40,000 shares of the Company’s common stock. Mr. Chadwick is also a portfolio manager of Ancora Catalyst Fund LP, which owns 45,000 shares of the Company’s common stock. Mr. Chadwick disclaims beneficial ownership in such securities except to the extent of his pecuniary interest therein.
(8)	Includes shares held indirectly through trust.
(9)	Includes 8,296 shares of restricted stock.
(10)	Includes 78,104 shares held indirectly through the Morris Children Heritage Trust (the “MCH Trust”), which was established effective December 27, 2012 by Malcolm S. Morris. Charles F. Howard is the trustee of the MCH Trust. Both Malcolm S. Morris and Charles F. Howard disclaim beneficial ownership of any securities held by MCH Trust.

The mailing address of each director and executive officer shown in the table above is in care of Stewart Information Services Corporation, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056.

Section 16(a) Beneficial Ownership Reporting Compliance

Each of our directors and certain officers are required to report to the U.S. Securities and Exchange Commission, by a specified date, his or her transactions related to our common stock or our Class B Stock. Based solely on a review of the copies of reports furnished to us or written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than 10% beneficial owners were met during 2016.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Board of Directors” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (8/1/2014 through 8/1/2016)

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under “Directors and Nominees” and “Certain Officers and Other Employees.” None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (August 2014 through August 2016)

Name	Date	Number of Shares, Non- Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
Arnaud Ajdler	June 16, 2016	(83,237)*	12
	April 28, 2016	1,705	7
	May 5, 2015	1,643	7
		* Reporting party disclaims beneficial ownership
Thomas G. Apel	April 28, 2016	1,705	7
	May 5, 2015	1,643	7
	March 10, 2015	2,739	7

James Chadwick	May 13, 2016	10,000*	1
	May 13, 2016	15,000*	1
	May 12, 2016	30,000*	1
	April 28, 2016	1,705	7
	June 10, 2015	30,000*	1
	May 5, 2015	1,643	7
	May 1, 2015	250	1
		* Reporting party disclaims beneficial ownership

Glenn C. Christenson [1]	April 28, 2016	1,705	7
	August 7, 2015	4,000	1
	August 6, 2015	3,000	1
	August 6, 2015	2,000	1
	May 5, 2015	1,643	7
	December 10, 2014	5,000	1
	August 6, 2014	2,000	1
	August 4, 2014	2,000	1

[1]	Mr. Christenson indirectly owns the reported securities through the Christenson Family Trust.

Name	Date	Number of Shares, Non- Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
Robert L. Clarke	April 28, 2016	3,012	7
	May 5, 2015	2,903	7

Paul Hobby	April 28, 2016	1,705	7
	May 5, 2015	2,903	7

Frank Keating	April 28, 2016	3,012	7
	May 5, 2015	2,903	7

Laurie C. Moore	April 28, 2016	1,705	7
	October 23, 2015	(15,000)	4
	May 5, 2015	2,903	7

Malcolm S. Morris	April 27, 2016	(28,154)	10
	April 27, 2016	28,154	11
	March 10, 2016	(653)	8
	March 13, 2015	1,162	8

Matthew Morris	April 28, 2016	9,821	7
	April 27, 2016	(250,000)	10
	April 27, 2016	250,000	11
	March 10, 2016	(273)	8
	December 31, 2015	(3,155)	8
	May 1, 2015	15,748	3
	May 1, 2015	7,874	7
	March 13, 2015	(571)	8
	December 31, 2014	5,506	8
	December 31, 2014	(644)	8

Stewart Morris, Jr	April 27, 2016	(30,000)	10
	April 27, 2016	30,000	11
	March 10, 2016	(653)	8
	March 13, 2015	(1,162)	8

J. Allen Berryman	April 28, 2016	2,845	9
	April 28, 2016	5,690	3
	March 10, 2016	(218)	8
	December 31, 2015	(1,467)	8
	May 1, 2015	5,354	3
	May 1, 2015	2,677	9
	March 13, 2015	(657)	8
	December 31, 2014	(2,560)	8

Brian Glaze	July 6, 2016	6.53	2
	April 28, 2016	411	3
	April 28, 2016	411	9

Name	Date	Number of Shares, Non- Qualified Options and Deferred Units Acquired or (Disposed of)	Transaction Description
	April 1, 2016	7.66	2
	January 4, 2016	0.08	2
	December 31, 2015	(326)	8
	October 2, 2015	0.06	2
	July 2, 2015	0.06	2
	May 1, 2015	405	3
	May 1, 2015	405	9

John L. Killea	July 6, 2016	46.85	2
	April 28, 2016	2,845	9
	April 28, 2016	5,690	3
	April 1, 2016	54.89	2
	January 4, 2016	20.25	2
	December 31, 2015	(1,396)	8
	October 2, 2015	16.27	2
	August 6, 2015	(700)	4
	July 2, 2015	20.07	2
	May 8, 2015	(1,500)	4
	May 1, 2015	2,677	9
	May 1, 2015	5,354	3
	January 2, 2015	2.02	2
	December 31, 2014	(2,377)	8

Steven M. Lessack	April 28, 2016	2,120	9
	April 28, 2016	4,240	3
	April 22, 2016	(3,353)	4
	December 31, 2015	(1,262)	8
	May 1, 2015	3,960	3
	May 1, 2015	1,980	9
	April 27, 2015	(3,694)	4
	December 31,2014	2,203	8

Nat Otis[3]	February 26, 2016	(981)	4
	January 4, 2016	489	3
	January 4, 2016	489	9
	January 1, 2015	321	9
	January 1, 2015	321	3

(1)	Open market acquisition.
(2)	Shares acquired through dividend reinvestment.
(3)	Grant of performance-based restricted stock.
(4)	Open market sale.
(5)	Gift of shares.

[3]	Mr. Otis is the Senior Vice President of Finance and the Director of Investor Relations.

(6) (7) (8)	Exercise of options. Grant of unrestricted stock retainer. Shares surrendered for federal tax withholdings.
(9) (10) (11) (12)

Grant of restricted stock.

Surrender of Class B Stock in connection with the Exchange Agreement.

Common stock issued in connection with the Exchange Agreement.

Other acquisition or disposition (describe transaction).

Company Securities Purchased or Sold (8/1/2014 through 8/1/2016)

The following table sets forth purchases of the Company’s securities during the past two years. All such purchases were affected on open market transactions.

Date	Shares	Average per share ($)
August 1, 2014	21,988	29.94
August 4, 2014	36,800	30.09
August 5, 2014	25,000	30.47
August 6, 2014	25,000	30.97
August 8, 2014	2,126	31.25
August 13, 2014	14,200	31.99
August 14, 2014	3,813	32.00
August 15, 2014	9,732	32.00
August 20, 2014	23,300	31.98
August 21, 2014	3,881	31.99
August 22, 2014	5,000	32.17
August 25, 2014	25,000	32.30
August 26, 2014	15,240	32.14
August 27, 2014	27,073	32.27
August 28, 2014	11,147	31.89
August 29, 2014	14,854	32.07
September 2, 2014	12,500	32.05
September 3, 2014	24,800	32.12
September 4, 2014	24,000	32.04
September 5, 2014	23,800	31.88
September 8, 2014	22,800	32.22
September 9, 2014	22,245	32.04
September 10, 2014	21,500	32.18
September 11, 2014	6,524	32.24
October 24, 2014	27,915	32.98
November 19, 2014	35,000	34.49
December 12, 2014	33,265	35.00
December 15, 2014	24,600	34.99
December 16, 2014	36,100	34.88
December 17, 2014	10,000	34.88
January 26, 2015	4,310	35.99
January 28, 2015	15,000	35.94
January 29, 2015	1,015	35.99
February 2, 2015	6,100	35.80
March 11, 2015	12,000	36.98
April 29, 2015	18,000	37.00
April 30, 2015	18,800	36.65
May 1, 2015	20,500	36.92
May 4, 2015	21,100	36.96
May 5, 2015	21,800	36.23
May 6, 2015	22,800	36.21
May 7, 2015	25,400	36.25
May 8, 2015	21,110	36.92
May 11, 2015	24,000	37.22

May 12, 2015	24,600	36.50
May 13, 2015	84,300	36.55
May 14, 2015	26,800	36.59
May 15, 2015	27,400	36.48
May 18, 2015	160,000	36.50
May 19, 2015	30,700	37.01
May 20, 2015	31,500	37.04
May 21, 2015	31,600	36.96
May 22, 2015	24,146	36.80
May 26, 2015	30,200	36.18
May 27, 2015	25,000	37.09
May 28, 2015	22,700	37.30
May 29, 2015	7,300	37.51
September 4, 2015	600	37.63
December 16, 2015	3,594	37.63

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this Revocation Solicitation Statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”) is either a party to any transaction or series of transactions since January 1, 2015 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000 and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this Revocation Solicitation Statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in this Revocation Solicitation Statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this Revocation Solicitation Statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate since January 1, 2015 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this Revocation Solicitation Statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

PRELIMINARY PROXY MATERIALS

SUBJECT TO COMPLETION, DATED AUGUST 16, 2016

WHITE REVOCATION CARD

REVOCATION OF WRITTEN REQUEST

THIS REVOCATION OF GREEN WRITTEN REQUEST CARDS IS SOLICITED ON BEHALF OF STEWART INFORMATION SERVICES CORPORATION IN OPPOSITION TO THE SOLICITATION OF REQUESTS BY FOUNDATION ASSET MANAGEMENT, LP AND ITS AFFILIATES TO CALL A SPECIAL MEETING OF SHAREHOLDERS OF STEWART INFORMATION SERVICES CORPORATION.

Each of the undersigned, acting with regard to all shares of common stock of Stewart Information Services Corporation, par value $1.00 per share, entitled to vote and owned beneficially and/or of record by the undersigned, hereby acts as follows concerning any previously executed written request form and associated proxy card (together, “Written Requests”) delivered to Foundation Asset Management, LP and its affiliates requesting the calling of a special meeting of shareholders described in the definitive Foundation Consent Solicitation, dated [•], 2016 and hereby confirms that the undersigned has the power to deliver a Revocation of Written Request for the number of shares represented hereby.

YOU MAY REVOKE ANY PREVIOUSLY EXECUTED WRITTEN REQUEST REGARDING THE FOUNDATION CONSENT SOLICITATION FOR THE CALLING OF A SPECIAL MEETING BY SIGNING, DATING AND RETURNING THIS WHITE REVOCATION CARD TO THE COMPANY.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS WHITE REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED ANY PREVIOUSLY SUBMITTED WRITTEN REQUEST WITH RESPECT TO ALL SHARES OF COMMON STOCK YOU OWN BENEFICIALLY AND/OR OF RECORD.

☐ YES, REVOKE MY REQUEST	☐ NO, DO NOT REVOKE MY REQUEST

PLEASE SIGN AND DATE THIS REVOCATION

Date

Signature

Signature (if held jointly)

Title(s)

PLEASE SIGN THIS WHITE REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. SIGNED REVOCATION CARDS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN WRITTEN REQUESTS FOR THE NUMBER OF SHARES REPRESENTED BY THE ABOVE SIGNED.